UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 20, 2013 (February 15, 2013)

Avis Budget Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-10308	06-0918165
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6 Sylvan Way Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 496-4700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 15, 2013, Avis Budget Holdings, LLC and Avis Budget Car Rental, LLC (“ABCR,” and collectively, the “Borrowers”) entered into a Fifth Amendment (the “Fifth Amendment”) to the Amended and Restated Credit Agreement, dated as of May 3, 2011, among the Borrowers, JPMorgan Chase Bank, N.A. (“JPMorgan”) as administrative agent and the other lenders and parties thereto (as amended through the date hereof, the “Credit Agreement”), with JPMorgan, as administrative agent, the subsidiary borrowers from time to time parties thereto and the several lenders from time to time parties thereto, to increase the amount available to the Borrowers under the Credit Agreement by $400 million to $2.65 billion and to provide certain exceptions for the issuance of indebtedness by foreign subsidiaries of ABCR.

The foregoing description of the Fifth Amendment is a summary and is qualified in its entirety by the terms and provisions of the Fifth Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under Item 1.01 of this report is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description
10.1
Fifth Amendment, dated as of February 15, 2013, to the Amended and Restated Credit Agreement dated as of May 3, 2011, among Avis Budget Holdings, LLC, Avis Budget Car Rental, LLC, the subsidiary borrowers from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the several lenders from time to time parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

AVIS BUDGET GROUP, INC.
By:	/s/ Bryon L. Koepke
Name:	Bryon L. Koepke
Title:	Senior Vice President and Chief Securities Counsel

Date: February 20, 2013

AVIS BUDGET GROUP, INC.
CURRENT REPORT ON FORM 8-K
Report Dated February 20, 2013 (February 15, 2013)

EXHIBIT INDEX

Exhibit No.	Description
10.1
Fifth Amendment, dated as of February 15, 2013, to the Amended and Restated Credit Agreement dated as of May 3, 2011, among Avis Budget Holdings, LLC, Avis Budget Car Rental, LLC, the subsidiary borrowers from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the several lenders from time to time parties thereto.